As filed with the Securities and Exchange Commission January 10, 2008

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ZYNEX MEDICAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	90-0214497 (I.R.S. Employer Identification No.)
8022 Southpark Circle, Suite 100 Littleton, Colorado 80120 (303) 703-4906 (Address, Including Zip Code, and Telephone Number of Registrant's Principal Executive Offices)

2005 STOCK OPTION PLAN
(Full Title of the Plan)

Thomas Sandgaard
President, Chief Executive Officer and Treasurer

Zynex Medical Holdings, Inc.
8022 Southpark Circle, Suite 100
Littleton, Colorado 80120
(303) 703-4906
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Amy L. Bowler, Esq.
Holland & Hart LLP
8390 East Crescent Parkway, Suite 400
Greenwood Village, Colorado 80111
(303) 290-1086
(303) 290-1606 (fax)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share	3,000,000 shares	$1.33	$3,990,000	$156.81

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of Common Stock which may become issuable to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transactions.

(2)
The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and is based on the last sale price per share for our Common Stock on the OTC Bulletin Board on January 8, 2008 of $1.33 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the 2005 Stock Option Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Zynex Medical Holdings, Inc. (the “Company”) incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)  The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); and

(2)  The Company’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation, with amendments, all of which have been filed as exhibits to this registration statement.

Common Shares

We are authorized to issue up to 100,000,000 shares of Common Stock, par value $.001. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders.  The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the board of directors, out of funds legally available. In the event of a liquidation, dissolution or winding-up of us, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.  The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

Preferred Shares

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $.001.  As of the date of this Registration Statement, there were no shares of preferred stock issued and outstanding. The shares of preferred stock may be issued in series and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors.  The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada. Issuances of preferred stock could dilute the voting power of common stockholders, adversely affect the voting power of common stockholders, adversely affect the likelihood that common stockholders will receive dividend payments on liquidation, and have the effect of delaying or preventing a change in stockholder and management control.

Our articles of incorporation and the Nevada General Corporation Law include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our sole director rather than pursue non-negotiated takeover attempts.  We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms. Our articles of incorporation authorize the issuance of preferred stock.  The Company’s sole director can set and determine the voting, redemption, conversion and other rights relating to any series of preferred stock.  In some circumstances, the Company could issue preferred stock to prevent a merger, tender offer or other takeover attempt, which our board of directors opposes.

Our Bylaws provide, among other things, that in the event we receive a takeover offer, our Board of Directors shall consider all relevant factors in evaluating such offer, including, but not limited to, the terms of the offer, and the potential economic and social impact of such offer on our stockholders, employees, customers, creditors and community in which we operate.

Item 5.  Interested of Named Experts and Counsel.

Not applicable

Item 6.  Indemnification of Directors and Officers.

The Articles of Incorporation and Bylaws of the Company provide for indemnification of our directors and certain officers for liabilities and expenses that they may incur in such capacities. In general, our directors and certain officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Articles of Incorporation.

The General Corporation Law of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable; or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits attached hereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes that Registrant will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to the registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information with respect to the plan of distribution;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on this 10th day of January, 2008.

ZYNEX MEDICAL HOLDINGS, INC.
By: Name: Title:	/s/ FRITZ G. ALLISON Fritz G. Allison Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ THOMAS SANDGAARD Thomas Sandgaard	President, Chief Executive Officer and Director	January 10, 2008
/s/ FRITZ G. ALLISON Fritz G. Allison	Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Articles of Incorporation of Ibonzi.com, Inc, incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, filed January 31, 2002.
4.2	Articles of Merger of Ibonzi.com, Inc. with and into Ibonzi.com, to effect a migratory merger, incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K, filed January 31, 2002.
4.3

Amendment to Articles of Incorporation of Ibonzi.com, Inc., changing the Company's name to China Global Development, Inc., by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K, filed January 31, 2002.

4.4	Certificate of Correction to Amendment to Articles of Incorporation, incorporated by reference to Exhibit 3.3 of the Company's Current Report on Form 8-K, filed January 31, 2002.
4.5

Amendment to the Articles of Incorporation, changing the Company's name to Arizona Ventures, Inc. and effecting a 1:10 reverse split of common stock, incorporated by reference to Exhibit 3.5 of the Company's registration statement filed on Form SB-2, filed July 6, 2004.

4.6

Amendment to the Articles of Incorporation, changing the Company's name to Fox River Holdings, Inc., incorporated by reference to Exhibit 3.6 of the Company's registration statement filed on Form SB-2, filed July 6, 2004.

4.7

Amendment to the Articles of Incorporation, effecting a 1:40 reverse split of common stock, incorporated by reference to Exhibit 3.7 of the Company's registration statement filed on Form SB-2, filed July 6, 2004.

4.8

Amendment to the Articles of Incorporation, changing the Company's name to Zynex Medical Holdings, Inc., incorporated by reference to Exhibit 3.8 of the Company's registration statement filed on Form SB-2, filed July 6, 2004.

4.9	Bylaws of the Company, incorporated by reference to Exhibit 3.4 of the Company's Current Report on Form 8-K, filed January 31, 2002.
4.10	The 2005 Stock Option Plan incorporated by reference to Exhibit 10.5 of the Company’s Annual Report on Form 10-K, filed April 15, 2005.
4.11	Form of Stock Option Agreement.
5.1	Opinion of Holland & Hart LLP, as to the legality of the Common Stock offered hereby.
23.1	Consent of Holland & Hart LLP (included as part of Exhibit 5.1 hereto).
23.2	Consent of GHP Horwath, P.C., Independent Registered Public Accounting Firm.